Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Pasithea Therapeutics Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	95,551	$0.38	$36,309.38	$0.0001102	$4.00
Total Offering Amounts					$36,309.38		$4.00
Total Fee Offsets							–
Net Fee Due							$4.00

(1)	Covers 95,551 shares of common stock issuable under the Pasithea Therapeutics Corp. 2021 Stock Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on March 29, 2023.